Exhibit 99.1

Autoliv holds annual general meeting and provides update on expected directors of Veoneer

(Stockholm, Sweden, May 8, 2018) – Autoliv, Inc., the worldwide leader in automotive safety systems, (NYSE: ALV and SSE: ALIVsdb) announces the declaration of a quarterly dividend and the results of its annual meeting of stockholders. The Company also announced certain expected changes to the composition of the boards of directors of Autoliv and Veoneer, Inc. to be effective after the completion of the intended spin-off of Veoneer.

Declaration of Quarterly Dividend

At a meeting held today, Autoliv’s Board of Directors declared a quarterly dividend of $0.62 cents per share for the third quarter of 2018. The dividend will be payable on Thursday, September 6 to Autoliv stockholders of record on the close of business on Wednesday, August 22.

Annual Meeting of Stockholders

At the Company’s 2018 Annual General Meeting of Stockholders (AGM) held today in Chicago, Illinois, sufficient votes were received to approve the following proposals:

•	The re-election of Robert W. Alspaugh, Jan Carlson, Hasse Johansson, Leif Johansson, David E. Kepler, Franz-Josef Kortüm, Xiaozhi Liu, James M. Ringler, Kazuhiko Sakamoto, Thaddeus Senko and Wolfgang Ziebart as directors of the Autoliv Board for a one-year term ending at the 2019 AGM;

•	The non-binding, advisory resolution to approve the Company’s 2017 executive compensation for its named executive officers; and

•	The ratification of the appointment of Ernst & Young AB as the Company’s independent auditing firm for the fiscal year ending December 31, 2018.

Committees of the Board

At the Board meeting held today, the Board approved changes to the membership of its committees, effective immediately, which are now composed as follows:

Audit Committee: Robert W. Alspaugh (Chairman), David E. Kepler, Ted Senko and Wolfgang Ziebart

Leadership Development and Compensation Committee: James M. Ringler (Chairman), Leif Johansson and Xiaozhi Liu

Nominating and Corporate Governance Committee: Leif Johansson (Chairman), Franz-Josef Kortüm, Xiaozhi Liu, and James M. Ringler

Risk and Compliance Committee: David E. Kepler (Chairman), Hasse Johansson, Kazuhiko Sakamoto, Ted Senko and Wolfgang Ziebart

Lead Independent Director

Pursuant to the Company’s Corporate Governance Guidelines, at the same Board meeting, the independent members of the Board resolved that James M. Ringler continue to serve as the Lead Independent Director of the Board as Mr. Carlson is both an officer of the Company and the Chairman of the Board.

Autoliv Inc. World Trade Center Klarabergsviadukten 70, B7, 111 64 P. O. Box 703 81, SE-107 24 Stockholm, Sweden Phone: +46 (8) 58 72 06 27 e-mail: thomas.jonsson@autoliv.com	Autoliv North America 26545 American Drive Southfield, MI 48034, USA Phone: +1 (248) 794 4537 e-mail: ray.pekar@autoliv.com

Selection of Directors for Veoneer

As previously announced, Autoliv intends to spin off its Electronics business into a new public company called Veoneer with trading in Veoneer stock expected to begin early in the third quarter of 2018. Following the AGM, the Board considered director appointments in both Autoliv and Veoneer following the intended spin-off.

It is expected that five current members of Autoliv’s Board will serve on Veoneer’s board following completion of the spin-off. Those members are Robert W. Alspaugh, Jan Carlson, James M. Ringler, Kazuhiko Sakamoto and Wolfgang Ziebart.

It is expected that Mr. Alspaugh, Mr. Sakamoto and Mr. Ziebart will resign from Autoliv’s Board in connection with the completion of the spin-off and the size of the Autoliv Board will be reduced accordingly. Mr. Ringler and Mr. Carlson intend to continue to serve on Autoliv’s Board after the completion of the spin-off. Announcements regarding additional expected members of Veoneer’s board and the committees of the Veoneer board will be made at a later date.

This information is information that Autoliv, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out below, at 18:00 CET on May 8, 2018.

Inquiries:

Media: Thomas Jönsson, Corporate Communications. Tel +46 (0)8 5872 0627

Investors & Analysts, Anders Trapp, Investor Relations, Tel +46 (0)8 58 72 06 71

Investors & Analysts, Ray Pekar, Investor Relations, Tel, +1 (248) 794 4537

About Autoliv

Autoliv, Inc. is the worldwide leader in automotive safety systems, and through its subsidiaries develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has more than 72,000 employees in 27 countries. In addition, the Company has 23 technical centers in nine countries around the world, with 19 test tracks, more than any other automotive safety supplier. Sales in 2017 amounted to about US $10.4 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on Nasdaq Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Safe Harbor Statement

This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future, including those related to the intended spin-off of Autoliv’s Electronics business, the timing of such spin-off, whether the spin-off is ultimately consummated, the composition of the boards of directors of Autoliv or Veoneer, and the expected performance of Autoliv and Veoneer following completion of the spin-off. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements, including general economic conditions and fluctuations in the global automotive market. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Autoliv Inc. World Trade Center Klarabergsviadukten 70, B7, 111 64 P. O. Box 703 81, SE-107 24 Stockholm, Sweden Phone: +46 (8) 58 72 06 27 e-mail: thomas.jonsson@autoliv.com	Autoliv North America 26545 American Drive Southfield, MI 48034, USA Phone: +1 (248) 794 4537 e-mail: ray.pekar@autoliv.com